EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 20, 2007 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 722 (Cohen & Steers International Real Estate Portfolio 2008-1, BRIC Opportunity Portfolio 2008-1, Ardour Global Alternative Energy Portfolio 2008-1 and Stanford Global Water Portfolio 2008-1 as of December 20, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
December 20, 2007